Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Dane C. Andreeff (“Employee”) and Solana Company, f/k/a Helius Medical Technologies, Inc. including all subsidiaries and affiliates (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee has been employed by the Company;

WHEREAS, Employee signed an employment agreement with the Company on June 14, 2021 (the “Employment
Agreement”);

WHEREAS, the Company has granted the Employee options to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 2018 Omnibus Stock Incentive Plan and the 2022 Equity Incentive Plan and the Stock Option Agreement (collectively the “Stock Agreements”);

Whereas, the Parties have mutually agreed to terminate the existing employment relationship, and for Employee to resign from the Company’s Board of Directors (the “Board”), on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration.  In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, the Company agrees as follows:

a.Termination of Employment. Employee’s employment with the Company shall terminate as of May 11, 2026 (the “Separation Date”).  Effective as of the Separation Date, Employee resigns from (i) every office of the Company and its subsidiaries held by Employee, and (ii) the Board and from any position he may hold as a director of a subsidiary of the Company. The Company shall pay Employee’s compensation for hours worked as an employee through the Separation Date, subject to withholding and payable in accordance with the Company’s payroll practices.  In addition, the Company will reimburse Employee for Employee’s outstanding documented employment-related business expenses remaining on the Company’s books and incurred prior to the Separation Date, which were properly reviewed and approved according to the Company’s policies in effect on the Separation Date.  Employee will receive the foregoing payments regardless of whether Employee executes this Agreement.

b.Payment.  The Company agrees to pay Employee a total of Three Million Dollars ($3,000,000), as a severance benefit, in a single lump sum payment, less applicable withholdings (the “Payment”).  The Payment will be made to Employee within five (5) business days after the Effective Date of this Agreement.  Employee and the Company agree that the Payment (i) is in lieu of and in full satisfaction and accord of any payments and/or benefits contemplated by Section 3 of the Employment Agreement; (ii) constitutes full satisfaction and accord of any bonus promised to Employee whether orally or in writing; and (iii) satisfies the Non-Compete Amount (as defined in the Employment Agreement).

Employee further specifically acknowledges and agrees that the consideration provided to Employee hereunder fully satisfies any obligation that the Company had to pay Employee wages or any other compensation for any of the services that Employee rendered to the Company, that the amount paid is in excess of any disputed wage claim that

Employee may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Employee has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

2.Directors’ and Officers’ Insurance. The Company agrees to cause Employee to continue to be included as a beneficiary under the Company’s directors’ and officers’ insurance policy in connection with Employee’s service as a director and officer of the Company prior to the Separation Date.

3.Stock Options.  Employee acknowledges that as of the Separation Date, Employee will have vested in 54,004 options and no more. The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements.

4.Benefits.  Employee’s health and dental insurance benefits shall cease on the last day of the month in which the Separation Date occurs, subject to Employee’s right to continue Employee’s health insurance at Employee’s expense under COBRA or comparable state law, if applicable. Employee’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

5.Indemnification. The Parties hereby reaffirm their respective obligations under the Company’s Amended and Restated Indemnification and Advancement Agreement dated September 14, 2025 previously entered into by the Company and Employee (the “Indemnification Agreement”), as well as (a) the indemnification provisions of the Company’s Third Amended and Restated Bylaws as in effect on the Separation Date and (b) any right to indemnification afforded under applicable state and federal law (collectively, the “Indemnification Obligations”).  For the avoidance of doubt, the Company confirms that the Indemnification Obligations include any Proceeding (as defined in the Indemnification Agreement) arising out of or in connection with the September 2025 transactions and agreements by and among the Company, Pantera Capital Management LP and Summer Wisdom Holdings Limited.

6.Foreign Bank Account Tax Filing. The Company shall use commercially reasonable efforts to timely file all Foreign Bank and Financial Accounts Reports, FinCEN Form 114, on behalf of the Employee with the IRS for the tax years ending December 31, 2025, and 2026 resulting from the Employee’s signing authority on foreign bank accounts related to his employment with the Company.

7.Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. For avoidance of doubt, Employee explicitly agrees that Employee is not due any other payments under the Employment Agreement, including but not limited to the payments and benefits contemplated under Section 3 thereof.

8.Mutual Release of Claims.  In consideration for the mutual promises set forth in this Agreement, and subject to the Parties’ performance of their respective obligations set forth in this Agreement, Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns (collectively, the “Employee Releasees”), and each of them on the one hand, and the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Releasees”) and each of them, on the other hand, hereby release and discharge the other  forever from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that either the Company and/or the Company Releasees, on the one hand, or Employee and/or Employee Releasees, on the other hand, may possess against the other arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; the Florida Workers’ Compensation Retaliation provision; and the Florida Minimum Wage Act;

e.any and all claims for violation of the federal or any state constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

g.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement.

Employee and the Company agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below).  This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits.  This release does not release the Employee from any claims, rights or damages relating to material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, or otherwise arising under the Company’s Clawback Policy for the Recovery of Erroneously Awarded Compensation.  Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

9.No Pending or Future Lawsuits.  Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.No Right to Employment.  Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

11.Trade Secrets and Confidential Information/Company Property.  Employee reaffirms and agrees to observe and abide by the terms of Section 6 of the Employment Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees Employee agrees that the above reaffirmation shall constitute a new and separately enforceable agreement to abide by the terms of Section 6 of the Employment Agreement, entered and effective as of the Effective Date.  Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Employment Agreement shall constitute a material breach of this Agreement.  Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company. Employee further agrees that Employee is no longer authorized to access Company confidential information and systems, including, without limitation, Company email and software programs, and will not attempt to access or gain entry to such information or systems. Employee acknowledges and agrees that Employee’s compliance with this section, including timely return of Company property, is a condition to receipt of the consideration provided under this Agreement.

12.Assignment of Intellectual Property.  To the fullest extent permitted by the applicable law,  Employee agrees that all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Employee may have solely or jointly authored, conceived, developed, or reduced to practice during the period of time the Employee was in the employ of the Company (including during the Employee’s off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company confidential information (collectively, “Inventions”), are the sole property of the Company.  Employee also agrees to assign, and hereby irrevocably and unconditionally assigns fully to the Company, all of Employee’s right, title and interest in and to Inventions, including all intellectual property rights therein.  Employee further acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  Employee understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty, other consideration, or attribution will be due to Employee as a result of the Company’s efforts to commercialize or market any such Inventions.  Employee further agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions.

13.No Third Party Cooperation.  Except as permitted under the Protected Activity Section below, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

14.Cooperation with the Company. Employee agrees that Employee will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or any Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including meeting with the Company’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. The Company shall provide reasonable notice to Employee of its need for any cooperation and/or assistance from Employee and shall reimburse Employee for the reasonable documented out-of-pocket expenses incurred by Employee in providing such cooperation and assistance; provided that any such expense exceeding Five Hundred Dollars ($500) shall require the advance consent of the CEO.  Such reasonable expenses may, at Employee’s option, include reasonable legal fees incurred by Employee in connection with any cooperation and/or assistance provided by Employee to the Company in the context of any litigation, threatened litigation, or other legal matter. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

15.Communications.  Except as permitted under the Protected Activity Section below,  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees, including, but not limited to, anonymous or named reviews, tweets, posts, or other comments published on the Internet; provided that Employee may respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. In addition, nothing in this provision or this Agreement prohibits or restrains Employee from making disclosures protected under the whistleblower provisions of federal or state law or from exercising Employee’s rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. Employee affirms that Employee has not disparaged the Company from the Separation Date through the date Employee signs this Agreement.  Employee further agrees that, by no later than the Effective Date, Employee shall delete or otherwise remove any and all disparaging public comments or statements that Employee made prior to the Effective Date about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn), except those comments or statements permitted by the Protected Activity Section.  Employee agrees to revise and update publicly available information, including professional and social networking websites such as LinkedIn and Facebook, within one (1) week of the Separation Date to remove any indication that Employee is employed by the Company. Employee’s violation of this provision shall be a material breach of this Agreement.  Similarly, the Company agrees to instruct its directors and executive officers to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of Employee.
16.Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages and injunctive relief, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Employment Agreement.

17.No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
18.Representations. Employee hereby represents that Employee has been paid all compensation and/or remuneration owed, including but not limited to wages owed for all hours worked; received all leave and leave benefits and protections for which Employee is or was eligible pursuant to the Family and Medical Leave Act or otherwise; and not suffered any on-the-job injury for which Employee has not already filed a workers’ compensation claim. In addition, Employee hereby represents that, prior to Employee’s execution of this Agreement, Employee has not engaged in any knowing or intentional wrongful or fraudulent conduct which resulted in, or was reasonably likely to result in, material harm to the Company, and Employee agrees not to engage in such conduct following Employee’s execution of this Agreement.

19.Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

20.ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN MIAMI-DADE COUNTY, BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND FLORIDA LAW.  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH FLORIDA LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL FLORIDA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH FLORIDA LAW, FLORIDA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO

THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

21.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.Protected Activity.  Employee understands that nothing in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission, or any other government agency, law enforcement agency, or commission (“Government Agencies”). Employee further understands this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Employee’s right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, Employee understands and agrees that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights Employee may have to individual relief based on any claims that Employee has released and any rights Employee has waived by signing this Agreement. Nothing in this Agreement waives any rights Employee may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein). Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

23.No Representations by the Company.  Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.  Employee acknowledges that there has been an opportunity to negotiate the terms of this Agreement and that the Agreement will not be interpreted as an employer-promulgated agreement.

24.Waiver.  No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and delivered to the Party to be charged with such waiver.  The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof.  No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

25.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

26.Attorneys’ Fees.  Employee and the Company agree that the prevailing party in any proceeding to enforce the terms of this Agreement will be allowed to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

27.Entire Agreement.  This Agreement, along with (i) the Amended and Restated Indemnification and Advancement Agreement referenced in Section 5 of this Agreement and (ii) Section 6 of the Employment Agreement as referenced in section 11 of this Agreement, represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company.

28.Section 409A of the Code.  The payments provided pursuant to this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the short-term deferral and separation pay exceptions thereto, and the Agreement shall be construed and administered in accordance with such intent. Provided these exceptions to Section 409A apply as expected, neither the Company nor its affiliates will report any amounts payable in accordance with the terms of this Agreement or any plan or agreement referenced herein in box 12 of IRS Form W-2 using code Z.  To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A.

29.No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and the Company’s Executive Chair.

30.Governing Law.  This Agreement shall be governed by the laws of the State of Florida, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of Florida.

31.Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee, and returned to the Company, within seven (7) days after receipt of the executed Agreement from the Company. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

32.Counterparts. This Agreement may be executed in counterparts that may be executed, exchanged, and delivered by facsimile, photo, e-mail PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature.  Each counterpart will be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

33.Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

dane c. andreeff, an individual

Dated:  May 12, 2026________________/s/Dane C. Andreeff

Dane C. Andreeff

SOLANA COMPANY

Dated:  May 12, 2026______________By /s/Joseph Chee

Joseph Chee

Executive Chairman